Exhibit 10.5

Investment Agreement - Sequans (E round 2010)

INVESTMENT AGREEMENT

Between

FCPI SOGE INNOVATION 7

FCPI SOGE INNOVATION EVOLUTION 3

FCPI GEN-I

FCPI GEN-I 2

FCPR FONDS DE CO-INVESTISSEMENT DIRECT

And

FCPR SERENA I

And

SEQUANS COMMUNICATIONS

Dated July 1st, 2010

Investment Agreement - Sequans (E round 2010)

INVESTMENT AGREEMENT

BETWEEN:

•

FCPI SOGE INNOVATION 7, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Amundi Private Equity Funds, a French société anonyme with a share capital of EUR 12,394,096, the registered office of which is located at 90, boulevard Pasteur, 75015 Paris, France, registered with the registry of commerce and companies of Paris under number 422 333 575, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

•

FCPI SOGE INNOVATION EVOLUTION 3, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Amundi Private Equity Funds, a French société anonyme with a share capital of EUR 12,394,096, the registered office of which is located at 90, boulevard Pasteur, 75015 Paris, France, registered with the registry of commerce and companies of Paris under number 422 333 575, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

•

FCPI GEN-I, a French innovation mutual fund (fonds commun de placement dans l’innovation), represented by its manager (société de gestion), Amundi Private Equity Funds, a French société anonyme with a share capital of EUR 12,394,096, the registered office of which is located at 90, boulevard Pasteur, 75015 Paris, France, registered with the registry of commerce and companies of Paris under number 422 333 575, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

•

FCPI GEN-I 2, a French innovation mutual fund (fonds commun de placement dans I’innovation), represented by its manager (société de gestion), Amundi Private Equity Funds, a French société anonyme with a share capital of EUR 12,394,096, the registered office of which is located at 90, boulevard Pasteur, 75015 Paris, France, registered with the registry of commerce and companies of Paris under number 422 333 575, represented by Mr. Pierre Gillet, pursuant to a power of attorney attached as Exhibit 0 hereto

(FCPI SOGE INNOVATION 7, FCPI SOGE INNOVATION EVOLUTION 3, FCPI GEN-I, FCPI GEN-I 2 are hereafter collectively referred to as “AMUNDI”)

•

FONDS DE CO-INVESTISSEMENT DIRECT (FCID), a French venture capital mutual fund (fonds commun de placement à risques), represented by its manager (société de gestion), CDC Entreprises, a French société par actions simplifiée with a registered share capital of EUR 3 149 830, the registered office of which is located at 137, rue de I’Université 75007 Paris, France, registered with the registry of commerce and companies of Paris, under number 433 975 224, represented by Mrs. Isabelle Ginestet-Naudin (“CDC”), it self represented by Mrs. Nadia Sarri, pursuant to a power of attorney attached as Exhibit 0 hereto,

(each an “Existing Financial Investor” and collectively the “Existing Financial Investors”),

OF THE FIRST PART,

Investment Agreement - Sequans (E round 2010)

AND:

•

FCPR SERENA I, a French venture capital mutual fund (fonds commun de placement á risques), represented by its manager (société de gestion), Serena Capital, a French société par actions simplifiée with a share capital of EUR 500,000, the registered office of which is located at 21, rue Auber – 75009, France, registered with the registry of commerce and companies of Paris under number 504 262 650, represented by Mr. Xavier Lorphelin, in his capacity of Président.

(the “New Financial Investor”)

OF THE SECOND PART,

(the Existing Financial Investors and the New Financial Investor are collectively hereafter referred to as the “E Investors” and individually as an “E Investor”, being specified that E Investors are acting severally but not jointly (conjointement et non solidairement)

AND:

•

SEQUANS COMMUNICATIONS, a French société anonyme with a registered share capital of EUR 475,712,78, the registered office of which is located at 19, Parvis de La Défense – 92800 Puteaux, France, registered with the registry of commerce and companies of Nanterre, under number 450 249 677, represented by Mr. Georges Karam, acting in his capacity as chairman and managing director (Président et Directeur général), which is entering into this agreement for the purposes of accepting the rights granted to it and acknowledging the obligations imposed on it pursuant to this agreement,

(the “Company”)

OF THE THIRD PART,

(the Financial Investors and the Company are hereafter collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS:

(A)	The Company is engaged in the business of researching, developing and commercializing silicon and software solutions in the areas of broadband wireless access, specifically compliant with the WIMAX and LTE standards or other similar broadband wireless standards.

(B)	The share capital of the Company as of the date hereof consists of (i) series A preferred shares (actions de préférence, dites “de catégorie A”) (the “Series A Preferred Shares”), (ii) series B preferred shares (actions de préférence, dites “de catégorie B”) (the “Series B Preferred Shares”), (iii) series C preferred shares (actions de préférence, dites “de catégorie C”) (the “Series C Preferred Shares”), (iv) series D preferred shares (actions de préférence, dites “de catégorie D”) (the “Series D Preferred Shares”) and (v) series E preferred shares (actions de préférence, dites “de catégorie E”) (the “Series E Preferred Shares”). It is specified that a ratchet warrant is attached to each issued Series D and E Preferred Share (the “D or E Ratchet Warrants”).

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Investment Agreement - Sequans (E round 2010)

The share capital of the Company as of the date hereof, on a fully diluted basis, before giving effect to the transactions contemplated hereby, is as set forth in the capitalization table attached as Exhibit B (the “Capitalization Table”).

(C)	On 22 September 2009, the Founders, the Previous Investors (as defined below) and the Company entered into an investment agreement, a certified copy of which has been provided to the New Financial Investor by the Company on the date hereof (the “First Investment Agreement”) detailing the terms and conditions of an aggregate investment of EUR 5,000,000.54 in the Company (the “First Investment”), by means of

(i)	the subscription of 484,684 new Series E Preferred Shares, and

(ii)	the subscription of 1,985,672 E convertible bonds (Obligations convertibles en actions - hereafter the “E Convertible Bonds”) likely to be converted into Series E Preferred Shares,

This First Investment was completed on 14 October 2009 (the “First Closing Date”),

For the purpose of this Agreement,

(iii)	the Founders shall refer to: Mr. Georges Karam, Mr. Bertrand Debray, Mr. Fabien Buda, Mr. Jerome Bertorelle, Mr. Laurent Sibony, Mr. Emmanuel Lemois, and Mr. Ambroise Popper

(iv)	the Previous Investors shall refer to: Cap Décisif SAS, FCPR T-Source, FCPI Caam Innovation 6, FCPI Caam Innovation 9, FCPI Caam Investissement 1, Add One L.P., Add One Gmbh & Co. KG, Visions Capital III L.P., FCPI Soge Innovation 7, FCPI Soge Innovation Evolution 3, FCPI GEN-I, FCPI GEN-I 2, Kennet II LP, King Street Partner LP, Motorola Inc., Alcatel-Lucent Participations, Gateway Net Trading PTE Limited, FCPR Fonds de Co-lnvestissement Direct, Swisscom AG, and Unitech Holdings International CO. LTD.

(D)	Article 7 of the First investment Agreement contemplated the possibility to complete, within a six month period from the First Closing Date, an additional investment of an aggregate amount up to EUR 5,000,000.54 in the Company, in up to 494,071 Series E Preferred Shares and 1,976,285 E Convertible Bonds to be issued under the same conditions and paid at a minimum issuance price of EUR 2.024 per Series E Preferred Share. Such additional investment which was meant to be reserved for new investors never occurred.

(E)	With reference to this aforesaid additional investment, the New Financial Investor has agreed to invest and to fund the same aggregate amount of EUR 5,000,000.55 in the Company, by means of the subscription of new Series E Preferred Shares bearing the same rights as the existing Series E Preferred Shares, under the conditions, mutatis mutandis, set forth in the First Investment Agreement.

(F)	The Existing Financial Investors have consequently agreed to invest and to fund an additional aggregate amount of EUR 1,999,999.43 in the Company, under the same conditions, by means of the subscription of new Series E Preferred Shares bearing the same rights as the existing Series E Preferred Shares.

(G)	The E Investors have agreed to complete such investment (the “Investment”) on the basis of (i) the identity and experience of the managing Founders and (ii) the Company’s growth prospects and plans.

(H)	The purpose of this agreement (the “Agreement”) is to define the terms and conditions of the E Investors’ investment in the Company.

(I)	This Agreement has been presented to and approved by the Board of Directors of the Company.

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Investment Agreement - Sequans (E round 2010)

THE PARTIES HEREBY AGREE AS FOLLOWS:

Article 1 – Investment

1.1	The investment is to be completed by means of the issuance and subscription of up to a total of 3,458,498 Series E Preferred Shares of the Company, at a price of EUR 2.024 including a par value of EUR 0.01, in accordance with the terms and conditions set forth in this Agreement (the “Capital Increase”), such Series E Preferred Shares bearing the same rights than the existing Series E Preferred Shares (including, but not limited to, rights regarding conversion, liquidation preference, anti-dilution, voting rights in the general meetings, preference subscription, registration rights, information of shareholders, pre-emption, drag- along, tag-along, transfer of rights) as provided for under this Agreement, and as more fully described in the draft resolutions attached as Exhibit 1.1 hereto and made a part hereof, in the by-laws of the Company and in the Shareholders’ Agreement (as defined in Section 2.1).

1.2	The Capital Increase:

1.2.1.	The Series E Preferred Shares will be issued at a subscription price of EUR 2.024 per Series E Preferred Share (the “E Shares Investment Price”), issue premium of EUR 2.014 included, to be fully paid up upon subscription. The E Shares investment Price is based on a pre- money, fully diluted valuation of the Company of EUR 117,506,311 (on the basis of an aggregate outstanding number of shares of 58,056,478 including outstanding (i) E Convertible Bonds, (ii) founders’ warrants (bons de souscription de parts de créateurs d’entreprise), (iii) regular warrants (bons de souscription d’actions) and (iv) employee stock options (options de souscription d’actions), either granted or likely to be granted, and without taking into account the D and E Ratchet Warrants and the convertible bonds held by Natixis.

It is specified that a ratchet warrant will be attached to each issued Series E Preferred Share (the “BSA 01-2008” and together with the Series E Preferred Share, the “ABSA E”), the features of such ratchet warrant being described in the draft ratchet warrants issuance agreement (Contrat d’émission des BSA 01-2008) attached under Exhibit 1.1 hereto (the “Ratchet Warrants Issuance Agreement”).

1.2.2.	The New Financial Investor irrevocably agrees to subscribe to the number of Series E Preferred Shares set forth below (the “New Financial Investor’s Subscribed Shares”) to be issued by the Company at the following price, subject to prior satisfaction of the conditions set forth in Section 3.1 below, as follows:

Subscriber	Number of Series E Preferred Shares	Price

SERENA	2,470,356	EUR	5,000,000.55

TOTAL	2,470,356	EUR	5,000,000.55

1.2.3.	The Existing Financial Investors, severally and not jointly (conjointement et non solidairement), irrevocably agree to subscribe to a total number of 988,142 Series E Preferred Shares as set forth below opposite their respective name (the “Existing Financial Investors’ Subscribed Shares” and together with the New Financial Investor’s Subscribed Shares, the “E Investors’ Subscribed Shares”) to be issued by the Company and pay up their price, i.e. a total price of EUR 1,999,999.43, subject to prior satisfaction of the conditions set forth in Section 3.1 below, at the following price and in the following proportions:

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Investment Agreement - Sequans (E round 2010)

Subscriber	Number of Series E Preferred Shares	Price

FCPI Soge Innovation 7	133,296	EUR	269,791.11

FCPI Soge Innovation Evolution 3	22,467	EUR	45,473.21

FCPI GEN-I	10,998	EUR	22,259.96

FCPI GEN-I 2	9,127	EUR	18,473.05

CDC	812,254	EUR	1,644,002.10

TOTAL	988,142	EUR	1,999,999.43

1.2.4.	The Capital Increase shall be fully subscribed by on the Closing Date (as such term is defined below) and fully paid-up as soon as possible after the Closing Date and no later than three (3) business days following the shareholders’ meeting having decided it. The date of said shareholders’ meeting having decided it is hereafter referred to as the “Closing Date”.

The E Investors’ Subscribed Shares will be subscribed and fully paid up in cash, by check or wire transfer to the following bank account of the Company:

Account holder:	Sequans Communications

Account name:	Compte Augmentation de Capital

Bank name:	BNP Paribas

Bank code:	30004

Guichet code:	00295

Account number:	01328122936

RIB key:	88

IBAN:	FR 76 3000 4002 9501 3281 2293 688

BIC:	BNPAFRPPPTX

1.2.5.	Once the Capital Increase shall have been carried out and subscribed, the share capital of the Company shall be structured as set forth in the Capitalization Table attached hereto as Exhibit B.

1.3	It is specified, for the avoidance of doubt, that each E Investor is only obligated to pay the E Shares Investment Price for its own investment per 1.2.2, 1.2.3, and will not be liable for any obligations of the other E Investors.

Furthermore, any breach by any E Investor of its investment obligations under this Agreement shall have no effect on the rights and obligations of the other E Investors under this Agreement.

1.4	The Company shall use the proceeds of the Capital Increase for operational capital expenditures and general working capital purposes and more specifically the funding of its research and development, technology enhancement, marketing expenses and working capital.

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Investment Agreement - Sequans (E round 2010)

Article 2 – Additional covenants

2.1	The New Financial Investor undertakes to execute and enter into on the Closing Date at the latest (i) a deed of adherence to the Shareholders’ Agreement currently in force (the “Deed of Adherence to the Shareholders’ Agreement” or the “Deed of Adherence”) substantially in the form attached hereto as Exhibit 2.1.

2.2	The Parties acknowledge that notwithstanding the completion of the investment contemplated herein the existing shareholders’ agreement dated 31 January 2008 (the “Shareholders’ Agreement”) shall remain in full force, as well as the deeds of adherence to such shareholders’ agreement executed since then and listed under Exhibit 2.2 attached hereto.

2.3	The Company shall procure that the required majority of the Founders and the Previous Investors undertakes to exercise its voting power as shareholders of Company, in favor of the adoption of the resolutions attached hereto as Exhibit 1.1, no later than on July 16th, 2010.

2.4	The Parties agree and acknowledge that following the completion of the Capital Increase, there shall be no other securities or other rights entitling their holders to acquire, immediately or at a future date, a portion (quotite) of the share capital of the Company, other than as set forth in the Capitalization Table (Exhibit B).

2.5	The Company undertakes to complete and make the necessary revisions so that, on the Closing Date, the Company’s share transfer registry and the relevant individual securities holders’ accounts are accurate and reflect what is set forth in Article 2.4.

Each E Investor shall be entitled to direct that its E Investors’ Subscribed Shares be issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee.

2.6	Pursuant to the laws and regulations against money laundering (règlementation sur la lutte contre le blanchiment de capitaux), each E Investor, whether an individual or a corporation, or any other entity (whether having a legal personality or not) representing or advising investments funds, represents that:

•

the funds used by such E Investor to acquire securities do not come from any unlawful activity, including but not limited within the meaning of title VI of the French Code Monètaire et Financier (Obligations relatives á la lutte contre le blanchiment de capitaux), and

•

such E Investor neither favoured by any means a deceitful justification of the origin of the assets or income of any offence’s perpetrator (auteur d’un crime ou d’un dèlit) whose offence provided such offence’s perpetrator a direct or indirect benefit, nor helped a transaction aiming at the investment, concealment or conversion of the direct or indirect benefit of any offence.

2.7	The Company shall make its best efforts to obtain (i) further to the completion of the Capital Increase, the conversion of the E Convertible Bonds issued in 2008 and (ii) the conversion of the E Convertible Bonds issued in 2009, by April 2011 at the latest, provided that such conversion is consistent with the “JEI” (Jeune Entreprise Innovante) status of the Company.

Article 3 – Conditions to Closing of the Investment

3.1	Each E Investor’s obligation to subscribe and pay for the Series E Preferred Shares is subject to prior satisfaction of the following conditions by July 16th, 2010, at the latest:

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Investment Agreement - Sequans (E round 2010)

(i)	approval of the terms of the Deed of Adherence to the Shareholders’ Agreement by the board of directors (conseil d’administration) of the Company, it being specified that the provisions of articles L. 225-38 and subsequent of the French commercial code shall apply to this approval;

(ii)	delivery without reserve by the Company’s statutory auditor (commissaire aux comptes) of his reports due to be presented to the extraordinary general meeting of the shareholders of the Company in relation to the Capital Increase, in compliance with applicable laws and regulations;

(iii)	adoption by an extraordinary general meeting of the shareholders of the Company, to be held on the Closing Date, of the draft resolutions relating to the Capital Increase substantially in the form attached hereto as Exhibit 1.1, (including ratchet warrants issuance agreement (Contrat d’émission des BSA 01-2008) - except the resolution(s) related to a capital increase reserved to employees - in compliance with applicable laws and regulations;

(iv)	adoption by respective special general meetings of the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares (also taken in their capacity of holders of D Warrants) and Series E Preferred Shares (also taken in their capacity of holders of E Warrants), to be held before the Closing Date, of resolutions indicating their acceptance to the issuance of the Series E Preferred Shares (ABSA E) and the amendment to the rights attached to their rights, in compliance with applicable laws and regulations;

A copy of the Company’s share transfer registry and the individual securities holders’ accounts, duly completed and accurate as of the Closing Date, shall also be delivered to the E Investors on the Closing Date.

3.2	The Parties shall take all steps within their control and necessary to the satisfaction of the conditions set forth in this Article 3. In particular, the Company shall procure that the required majority of the Founders and the Previous Investors hereby undertakes to exercise its voting right as a shareholder and, as the case may, as member of the Board of Directors, in favor of the adoption of the resolutions referred to in Section 3.1(iv) above, provided that the E Investors shall have no other obligations in that respect other than those specified in Articles 1, 2 and 3 of this Agreement.

3.3	If the above conditions precedent have not been satisfied or waived (when applicable) by each E Investor by July 16th, 2010 at the latest, each of the E Investors shall be released from all its commitments and obligations under this Agreement. Reciprocally, if the conditions precedent have been met or have been waived by each of the E investors by July 16th, 2010 at the latest, each of the E Investors shall be committed for all his commitments and obligations under this Agreement, subject however to Article 1.3 above.

When applicable, the conditions precedent are provided for the exclusive benefit of the E Investors. In the event that the conditions precedent are not fulfilled, at the latest, on the date set forth in Section 3.1, or on any other date mutually agreed upon by the Company and E Investors, the E Investors for whose benefit the conditions precedent are provided may terminate this Agreement by so notifying the other Parties. The Parties will then be released from any undertaking under this Agreement, with no compensation being owed by any Party, but without prejudice to any action by any Parties against the Party or Parties whose default may have prevented fulfillment of this or these condition(s) precedent.

Article 4 – Representations and Warranties of the Company

4.1	Representations relating to the Company

The Company represents and warrants to the E Investors, as of the date hereof, as follows

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Investment Agreement - Sequans (E round 2010)

4.1.1	The Companies

The Company was incorporated (immatriculation) on October 7, 2003. Sequans Communications Ltd incorporated on 1 December 2005 under English Law (the “English Subsidiary”), Sequans Communications HK Ltd incorporated on October 13, 2006 under Hong Kong Law (the “Hong Kong Subsidiary”), Sequans Communications Inc. incorporated on January 1, 2008 under US Law (the “US Subsidiary”) Sequans Communications Pte Ltd incorporated on July 1, 2008 under Singapore law (the “Singapore Subsidiary”) and Sequans Communications Israel Ltd incorporated on September 23, 2009 under Israeli law (the “Israel Subsidiary”) are the only subsidiaries of the Company (the “Subsidiaries”and together with the Company, the “Companies”). It is specified that the Hong Kong subsidiary had no activity since its incorporation.

The Company is a société anonyme duly incorporated and in compliance with the French Code de Commerce, the English Subsidiary is a limited company duly incorporated and in compliance with the English applicable rules, the Hong Kong Subsidiary is a limited company duly incorporated and in compliance with the Hong Kong applicable rules, the US Subsidiary is a corporation duly incorporated and in compliance with US applicable rules, the Singapore Subsidiary is a limited private company duly incorporated and in compliance with Singapore applicable rules, and the Israel Subsidiary is a limited private company duly incorporated and in compliance with Israeli applicable rules

Except as set forth in Exhibit 4.1.1, the Companies hold all permits, approvals and authorizations required for the ownership of their assets and the exercise of their present activities. All material laws and regulations applicable to the operation of the Companies have been complied with.

Except as set forth in Exhibit 4.1.1, all corporate laws and regulations applicable to the Companies in their respective jurisdictions have been complied with and all corporate formalities and compulsory disclosure requirements have been fulfilled.

No action for insolvency against any of the Companies has been brought before any Court,

The Companies’ businesses are not the object of any leasing agreement (contrat de location-gérance).

No dividends have been paid by the Companies, since their formation.

The Company and its officers have the corporate power and corporate authority to execute this Agreement (and any of the agreements mentioned into Exhibit 1.1), and carry out the transactions contemplated hereby and thereby and to carry on its business as now conducted and as proposed to be conducted. This Agreement constitutes legally binding and valid obligations of the Company enforceable against the Company in accordance with its terms.

There is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company, except as set forth in the Shareholders’ Agreement.

The Company is not engaged in any formal and active discussion (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions (other than equity financing transactions) in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any form of liquidation, dissolution or winding up of the Company.

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Investment Agreement - Sequans (E round 2010)

4.1.2	Shares comprising the share capital

All issued and outstanding shares comprising the Companies’ share capital (common or preferred stock, warrants or other securities (“bons de souscription ou valeurs mobilières”) and more generally any of the Companies’ securities have been duly, validly and properly issued and are fully paid up and were issued in compliance with all applicable law. When issued upon exercise of the rights to purchase shares incorporated in the said securities or stock-options, the shares will be duly, validly and properly issued.

The existing warrants and Shares (including the Rachet Warrant attached thereto) have been duly and validly reserved for issuance. The E Shares and the E Rachet Warrants shall be validly reserved for issuance, subject to the approval of the extraordinary Shareholders’ meeting to be held no later than on July 16th, 2010.

When issued in compliance with the provisions of this Agreement, the E Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances including the preferential right of subscription of the shareholders (“droit preferential de souscription”) set forth in the Company’s Bylaws.

Except for (i) outstanding warrants exercisable for the purchase of an aggregate number of Series A, C, D or E Preferred Shares set forth in Exhibit B of this Agreement, (ii) the options and the BSPCE (“bons de souscription de parts de créateurs d’entreprise”) exercisable for the purchase of an aggregate number of Series A Preferred Shares set forth in Exhibit B of this Agreement, (iii) the 25,000 convertible bonds held by Natixis, likely to be converted in ordinary shares under IPO and the 4,125,000 E Convertible Bonds, as set forth in Exhibit B of this Agreement and (iii) as contemplated by this Agreement, and the Shareholders Agreement, there are no outstanding warrants, conversion privileges, preemptive rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company.

The Companies’ ongoing businesses (fonds de commerce) and the Companies’ assets, as well as the shares of the Companies, are free and clear of any pledge, privilege restriction, charge and security, encumbrance, right or claim of any third party whatsoever, and are not subject to a pledge undertaking.

The Company’s issued share capital (capital social) amounts to EUR 475,712,78 divided into 10,876,623 Series A Preferred Shares, 3,750,000 Series B Preferred Shares, 11,666,667 Series C Preferred Shares, 17,695,477 Series D Preferred Shares and 3,582,511 Series E Preferred Shares, each of a nominal value of EUR 0.01, i.e. a total number of 47,571,278 shares.

The English Subsidiary’s share capital amounts to GBP 25,000 divided into 25,000 shares.

The Hong Kong Subsidiary has no share capital amount, being specified that it has no activity as of the date hereof.

The US Subsidiary’s share capital amounts to USD 10,000 divided into 10,000 shares.

The Singapore Subsidiary’s share capital amounts to SGD 100 divided into 100 shares.

The Israel Subsidiary’s share capital amounts to NIS 1,000 divided into 10,000 shares.

Immediately after the completion of the Capital Increase, the Company’s issued share capital (capital social) will amount to EUR 510,297.76 divided into 10,876,623 Series A Preferred Shares, 3,750,000 Series B Preferred Shares, 11,666,667 Series C Preferred Shares, 17,695,477 Series D Preferred Shares, and 7,041,009 Series E Preferred Shares, each of a nominal value of EUR 0.01.

Neither the Founders, the Previous Investors or any other person hold, directly or indirectly, any shares of the Company or of the Subsidiaries, options to subscribe or acquire shares of the Company, warrants or other rights relating to the capital of the Company or the

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Investment Agreement - Sequans (E round 2010)

Subsidiaries, other than as set forth in Exhibit B. Similarly, and subject to the Capital Increase, no right of any nature has been granted to any third party enabling it to acquire, at any time, rights to the capital, voting rights or profits of the Companies other than, for the Company, as set forth in Exhibit B.

The Companies have not issued any securities or other rights entitling their holders to acquire, immediately or at a future date, a portion (quotité) of their share capital other than, for the Company, as set forth in Exhibit B.

No authorization voted by the general shareholders’ meeting or any other competent corporate body of the Companies to issue securities or other rights to a portion (quotité) of the Companies share capital is in effect, other than as set forth under Exhibit B.

The shares of the Companies are freely transferable without any contractual restriction, except as set forth in the Shareholders’ Agreement.

4.1.3	By-laws (statuts)

The Company and the Subsidiaries’ by-laws are attached in Exhibit 4.1.3(a). The Company and the Subsidiaries’ by-laws are accurate and complete as at the date of the Agreement and the Company’s by-laws to be adopted pursuant to the Capital Increase are attached in Exhibit 4.1.3(b).

The Company and the Subsidiaries’ by-laws are neither in the course of being modified nor planned to be modified, except as contemplated in this Agreement.

4.1.4	Subsidiaries

Except for the Subsidiaries as described herein, the Company does not hold and has never held any shares or interest in any other company or entity, whatever its form, whether French or foreign.

4.1.5	Financial Statements – Annual accounts – Interim Financial Statements

(a)

The annual accounts of the Company, as at December 31, 2009 (the “Company’s Accounts” or the “Accounts”) set out in Exhibit 4.1.5 (a). (i) have been audited and certified without reserve by the Company’s statutory auditor (commissaire aux comptes), (ii) have been prepared in accordance with the accounting principles generally accepted in France, (iii) have been approved by the general shareholders meeting of the Company held on June 30th 2010 and (iv) present a true and fair view of the financial condition and results of operations of the Company as at December 31, 2009.

(b)	Since their incorporation up to and including the date hereof, (i) no dividend, advance on dividend or reserves have been allocated, made available for payment or paid to the shareholders of the Company or of any Subsidiary and (ii) no capital reduction, reimbursement or repurchase or redemption of any share of capital has occurred

(c)	Since December 31, 2009 and except as set forth in Exhibit 4.1.5(c), the Companies have not contracted or incurred any debt or any other liability, certain or foreseeable. whether immediately due or not, for which a provision has not been recorded in the Accounts, except current debts incurred in the normal course of business and in accordance with prior practice.

(d)	The unaudited consolidated accounts as at 31 May, 2010, attached hereto as Exhibit 4.1.5(d) (the “Interim Accounts”) (i) have been prepared in accordance with the accounting principles generally accepted in France with respect to the Company and in the United Kingdom, in Hong Kong, in Israel and in the USA with respect to the Subsidiaries and (ii) present a true and fair view of the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis.

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Investment Agreement - Sequans (E round 2010)

4.1.6	Companies’ business

The projections for the Companies’ businesses are honestly believed by Company to be a realistic estimate of the future prospects of the Companies.

4.1.7	Securities, endorsements, guarantees

Except as set forth in Exhibit 4.1.7, (i) the Companies have not granted any guarantee, security, endorsement, mortgage, lien, pledge or other charge in favor of a third party with respect to its tangible or intangible assets, and (ii) there are no off-balance sheet commitment (engagement hors bilan) in any of the Companies.

4.1.8	Loans

Except as set forth in Exhibit 4.1.8, the Companies have granted no loans, whether to an individual person or a legal entity.

4.1.9	Borrowings

Except as set forth in Exhibit 4.1.9, there is no loan granted to any of the Companies, which has not been fully reimbursed.

4.1.10	Intellectual Property

Neither the Founders nor any other employee, manager or officer of the Companies or any of their former employers holds any intellectual property rights relating to the existing or anticipated business of the Companies.

No contractual or other obligation or restriction of any nature whatsoever prevents any of the Founders and, to the best knowledge of the Company, any other employee, manager or officer of the Companies from using for the benefit of the Companies the experience and skills acquired by them while employed by any other company or entity.

Except as set forth in Exhibit 4.1.10(b), the Companies have full and valid title, through direct ownership or a license, to the use of all software, trademarks, domain names, patents, key copyrights and other intellectual property rights used or necessary to the daily operation or development of their existing business (hereinafter the “Intellectual Property Rights” as listed under Exhibit 4.1.10(a)). The Companies are in material compliance with each of such licenses and license agreements.

Except as set forth in Exhibit 4.1.10, there is no action or, to the best knowledge of the Company, threat thereof relating to the Intellectual Property Rights against the Companies with respect to facts having occurred prior to the date of this Agreement, and, to the best knowledge of the Company, (i) their operation as at the date hereof does not infringe the rights of any third party with respect to intellectual property rights, and (ii) no third party has asserted any claim or action against any of the Companies or any of their products (including against users of such products) alleging infringement of any intellectual property right. Conversely, the Companies are unaware of the violation or infringement by any third party of any of the Intellectual Property Rights.

Except within the normal course of business, the Companies have not granted to any third party, any option, license, pledge or other restrictions, user rights, or other rights whatsoever. whether or not for compensation, with respect to any of the Intellectual Property Rights, nor formed, directly or indirectly, any agreement with any third party in relation to the same.

With respect to the normal course of business all of the Companies’ employment and/or subcontractor agreements contain the provisions necessary to ensure, to the fullest extent permitted by applicable laws, that all intellectual property rights on the work carried out by its employees and/or subcontractors as from the date of their hiring belong to the Companies. All

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Investment Agreement - Sequans (E round 2010)

the inventions made by any employees of either the Company or any Subsidiary have been realized within the scope of the assignment of each concerned employees.

4.1.11	Tax, social and parafiscal obligations

Except as provided for in Exhibit 4.1.11, the Companies, in their respective jurisdictions, have filed all material declarations and notices required to be filed with the relevant social security, customs and tax authorities, and have duly paid all amounts due to be paid by it under the relevant social security, customs and tax laws and regulations (the “Taxes”).

Except as provided for in Exhibit 4.1.11, the tax authorities, social security or other similar organizations are not in the process of, nor, to the best of the Companies’ knowledge, contemplate carrying out an audit of the Company or of the Subsidiary.

Neither the Company, nor the Subsidiary are subject to any tax, customs or social security reassessment and since its incorporation, and have not been subject to any tax or social security reassessment.

4.1.12	Litigation and Proceedings

Except as provided for in Exhibit 4.1.12, the Companies are not directly or indirectly involved in any dispute or complaint of any nature whatsoever (including any dispute with the tax or social authorities and including any dispute or complaint for which any of the Companies have an obligation to indemnify or defend another party), legal or similar proceedings, including arbitration or settlement, and the Companies are not aware of any threat of such a dispute or complaint likely to impact, individually or in the aggregate, on the operation or profits of the Companies.

4.1.13	Employment

The employment agreements between the Companies and its employees are in full compliance with the laws and regulations (and the collective bargaining agreement (Convention Collective de la Metallurgie - Cadres) with respect to the Company), applicable to its activities, in their respective jurisdictions.

To the best knowledge of the Company, the Companies are in material compliance with all applicable requirements regarding the recourse to temporary work force. The Company has never been notified or informed of any non-compliance in this respect.

The employment agreements which the Companies have entered into with their employees do not contain any unusual provisions (clauses exorbitantes du droit commun) or provisions contrary to statutory requirements or customary practices.

No employee of any of the Companies will be entitled to receive any payment or benefit directly as a consequence of the execution of this Agreement.

As of the date hereof, the Companies are not liable for any payment to any of their employees or former employees and directors (or any of their representatives) in respect of salaries, salary ancillaries, indemnities of any nature whatsoever or any other sum which may arise out of or be due in respect of the performance or termination of an employment agreement.

As of the date hereof, the Companies are not liable to any of the current or former commercial agents, travelling sales men, distributors, commissioned agents and other persons in charge of marketing the Companies’ products and services for any payment which may be due to them in respect of a failure to conform to the provisions governing the performance or the termination of a contract with the Companies.

To the best knowledge of the Company, no event has occurred that may hinder the continuity of work, may result in a work stoppage, a business interruption or any other employment dispute, and no such matter is threatened against the Companies.

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Investment Agreement - Sequans (E round 2010)

Except as provided for in the Managing Director (Directeur General) agreement signed with Mr. Georges Karam and in the consultancy agreement signed with Mr. Zvi Slonimsky, neither Company nor any Subsidiary has any obligations to its officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company).

Neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever. None of the officers or directors of any Company, or any members of their immediate families, are, directly or indirectly, indebted to any Company. Except for the stock option and BSPCE issuance agreements, and except as provided for in the Managing Director (Directeur General) agreement signed with Mr. Georges Karam and in the consultancy agreement signed with Mr. Zvi Slonimsky, none of the officers or directors of either the Company or any Subsidiary, or any members of their immediate families are, directly or indirectly, interested in any material contract with any Company.

4.1.14	Management since May 31, 2010

The Companies have been managed in accordance with normal business practices (gérée en bon pere de famille) during the course of its operations since May 31, 2010.

4.1.15	Insurance

The Company carries insurance covering its properties and liabilities arising from damages that may be caused to third parties (responsabilité civile) customary for the type and scope of its properties and businesses. Subsidiaries have only subscribed an insurance covering properties damages.

To the best knowledge of the Company, the Companies have subscribed to all insurances required by law to be subscribed by them. A key man insurance policy has been subscribed for the managing Founders (i.e. Mr. Georges Karam and Mr. Bertrand Debray), for the benefit of the Company, for an amount of EUR 500,000 per managing Founder.

Each insurance policy held by the Companies is currently in full force and effect and all applicable premiums have been paid.

The Companies have done nothing by action or omission which would cause the termination of said policies or diminish its rights to compensation thereunder in the event of damages. Further, no event has occurred which would result in an increase of the amount of the premiums in effect as at the date hereof.

4.1.16	Real Estate

The Companies do not own any freehold land or building whatsoever.

To the best knowledge of the Company, the Companies have in all material respects complied with the terms and conditions of all of the lease agreements and other agreements which they have entered into. No landlord of any of the Properties has taken any action or made any claim based on any breach of any of the Companies’ obligations.

4.1.17	Fees

Except legal fees (Coblence & Associés and Jones Day), auditors’ fees (Ernst & Young Audit and Adexpa) and consultancy fees (Clipperton Finance), no fee nor other sum of any nature will be due by any of the Companies to any third party as a result of the completion of the Capital Increase referred to under Section 1.2 above or of any of the transaction contemplated herein.

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Investment Agreement - Sequans (E round 2010)

4.1.18	Compliance with Law

No Company is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would, alone or in the aggregate, materially and adversely affect the business, assets, liabilities, financial condition or operations of such Company. No domestic governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the E Shares. Each Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, the lack of which, individually or in the aggregate, could materially and adversely affect the business, properties or financial condition of such Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

4.1.19	Environmental and Safety Laws

To each Company’s knowledge, such Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.1.20	Disclosure

Any facts, the disclosure of which would be material individually or in the aggregate in the context of the Investment, or which would be necessary to make the above representations in Article 4 and the Exhibits not misleading, have been disclosed in this Agreement (including the Exhibits thereto).

The Company acknowledges that the E Investors have relied on the content of (i) the representations and warranties set forth in this Agreement (including the Exhibits thereto), (ii) the information provided to them by the Company during the legal and business review (relating notably to Wimax issues) conducted on their request, in deciding to participate in the Investment. In this regard the Company represents that it does not know, on the date hereof, of information, facts or events (i) which could affect the genuine and accurate nature of the information and representations appearing in this Agreement and its Exhibits, or (ii) which would or could affect, immediately or in the future, the assets, financial situation, capital make-up, intellectual and industrial property rights, operations or prospects of any of the Companies,

None of the representations made in the context of this Agreement including the Exhibits by the Company knowingly omits to state any important fact that, were it revealed, would be important, and the omission of which would render misleading, all or some of the representations contained in this Agreement and the Exhibits to this Agreement.

Article 5 – Indemnification

5.1	Scope of the indemnification

The Company hereby irrevocably undertakes to indemnify each E Investor for any and all Loss (as defined below) in proportion to the fraction of the share capital of the Company that represents the percentage of all Series E Preferred Shares issued held by such E Investor, on a fully diluted basis immediately as a result of the completion of the Capital Increase (i.e. number of Series E Preferred Shares / (share capital of the Company + all warrants (except D and E Ratchet Warrants) + stock options + founders warrants), and then to indemnify each E Investor with a compensation corresponding to such fraction of shareholding with respect to the entire cost, damage, loss, penalties, increase in liabilities or reduction of assets, including any reasonable advisors or attorneys’ fees (individually a “Loss”) sustained or incurred by any

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Investment Agreement - Sequans (E round 2010)

Company :

(a)	relating to any fact or event that occurred prior to the date hereof, yet not revealed in the representations made under Article 4 of the Agreement or in any Exhibit to this Agreement or to any inaccuracy or omission with respect to any such representations or,

(b)	resulting from any breach in the representations made or the warranties granted under Article 4.

It is specified that any legal costs, penalty, late payment interest, surcharge or fine borne by the E Investors in connection with any litigation, lawsuit, proceeding or claim resulting from (a) and (b) above is covered by the indemnification.

The Company further irrevocably undertakes to indemnify any E Investor for any damage effectively sustained or reasonable expenses effectively incurred by said E Investor with respect to the enforcement of the provisions of this Article 5 in connection with any event described in (a) and/or (b) above.

5.2	Limitations

(a)	The Company shall only be bound to indemnify the E Investors if and when the aggregate amount owed to the E Investors by reason of the implementation of this warranty exceeds EUR 200,000, said amount representing a threshold (seuil de déclenchement) and not a deductible (franchise), provided however, in the case of fraud, this threshold amount shall not apply.

(b)	In addition, said indemnification shall be limited to an aggregate amount corresponding to 50% of the price paid up by such E Investor for the E shares subscribed pursuant this Agreement, provided however that the above limitation shall not apply in case of fraud, willful misconduct or gross negligence.

(c)	Any Loss giving right to indemnification under this Article 5 shall be determined as follows:

(i)	any Loss shall be indemnified only once by the Company, and any Loss suffered by the Company shall be reduced by any payment (net of taxes and costs related thereto) received by the Company pursuant to an insurance policy or otherwise to compensate for the said Loss.

(ii)	the E Investors shall also be indemnified by the Company for the reasonable lawyer’s fees and costs which they may incur in connection with the enforcement of the provisions of this Article 5 with respect to any valid claim thereunder; and

(iii)	with respect to any Loss suffered by the Company, the amount of the indemnification due by the Company to each E Investor pursuant to Section 5.1 above, shall be proportionate to the percentage of Series E Preferred Shares issued pursuant to this Agreement and held by such E Investor, at the time of occurrence of the relevant Loss in the share capital of the Company on a fully diluted basis.

(d)	The Company’s liability under this Article 5 shall be based on Section 5.1 (a) and (b) hereof. Approval by the E Investors, in their capacity as shareholders of the Company, of the Company’s annual accounts for any fiscal year shall not constitute, where applicable, any exception to the foregoing.

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Investment Agreement - Sequans (E round 2010)

5.3	Time Limit

(a)	Any claim whatsoever made by the any E Investor pursuant to this Agreement (even if made on a provisional basis) shall be valid only if notified to the Company within twelve (12) months of the Closing Date, except for claims relating to Taxes which shall be notified within the applicable statute of limitation. No claim may be made under this Article 5 after the expiration of the above time limits, except in the event the Company would not conform to the conditions set forth under Section 5.4 (a) hereafter during the aforesaid twelve (12) months period.

(b)	Absent any objection notified by the Company to the E Investors within thirty (30) days of receipt by it of a claim hereunder, the indemnification sought shall become due. If, on the contrary, the Company notifies its objection within the thirty (30) day period provided for above, and the dispute cannot be settled amicably, the dispute shall be settled in accordance with the provisions of Section 12.3 of this Agreement

Provided that a claim has been notified to the Company within the above time limits, the provisions of this Article 5 shall remain in force with respect to such claim until it is finally determined either as a result of a final judgment or of a final settlement with respect thereto.

5.4	Procedure for indemnification

(a)	The Company undertakes to notify the E Investors - with a copy of such notification to the Previous Investors - of any Loss or event likely to result in a Loss within thirty (30) days from the date upon which it first acquired knowledge of such Loss or event together with a copy of all related notices, summonses or other documentation and shall transmit or make available to the E Investors all additional information or documents reasonably requested by them.

(b)	In addition to the notification of the claim by the E Investors as provided under Article 5.3(a) above, the E Investors shall deliver to the Company a notice setting forth (i) the description of the claim subject to indemnification hereunder and (ii) the assessment of the relevant Loss(es).

(c)	In the event of a third-party claim results or is likely to result in a Loss (including but not limited to any tax or social claim, or any litigation) the Company undertakes to consult with the E Investors prior to making any final decision relating to such third-party claim.

(d)	Unless otherwise agreed, any indemnification due pursuant to this Article 5 shall be paid to the E Investors within two (2) months of the Parties’ agreement as to its amount or, absent any such agreement, of the date of a final and binding court decision making such payment binding (décision de justice définitive ayant force de chose jugée).

(e)	Payment of any indemnification shall be made in cash by the Company.

(f)	Any delay in the execution by the Company of an obligation to pay pursuant to this Article 5 shall cause the Company to pay to the E Investors interest for late payment, which interest shall be calculated pro rata temporis based on a year of 365 days, at a rate equal to the French applicable legal rate at such time plus one percent (1%), and shall be due as from the date when the relevant payment was due to the date when such payment shall have been made in full.

5.5

The E Investors shall have the right to assign all of their rights and obligations hereunder only in the event of the transfer of all of their Series E Preferred Shares pursuant to one single transaction (whether or not performed in a series of legal operations) to any person or series of persons which are Group Members to each other (as such term is defined in Article 5.3(a)

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Investment Agreement - Sequans (E round 2010)

of the Shareholders Agreement), subject to the transfer restrictions set forth in the Shareholders’ Agreement.

Article 6 – Parties’ obligations

between the date of signing of the Agreement and the Closing Date

The Company shall ensure that, starting on the date of signing of this Agreement and until the Closing Date, the Company is managed in accordance with normal business practices (gestion en bon pére de famille). To this end, from the date of signature of this Agreement until the Closing Date, the Company shall use its best efforts to carry on its business in the same way as in the past, benefits from the services of its senior managers, employees, advisors and consultants, and maintains satisfactory relationships with its customers, suppliers and other entities or persons with which it maintains business relationships as well as with all administrations or other authorities on which it depends.

In addition and until the Closing Date, the Company, unless otherwise agreed by the E Investors, shall:

(i)	not sell, transfer, mortgage, pledge or submit to any restriction of the right of ownership, possession or enjoyment with respect to any of its tangible or intangible assets, except (a) in the normal course of business, including in accordance with the factoring agreement put in place with Natixis Factoring referred to under Exhibit 4.1.5(c) appended hereto, (b) on conditions complying with market conditions and standards and (c) as long as no assets essential to the Company’s activities are involved;

(ii)	maintain its tangible assets in a good state of repair, maintenance, upkeep, operation and use;

(iii)	not issue any securities or other rights entitling their holders to acquire, immediately or at a future date, a portion (quotite) of its share capital, nor grant any rights to third parties or to the shareholders of the Company on the share capital of the Company or any of its securities; and

(iv)	not make any distribution dividend, advance on dividend or reserves to the shareholders of the Company.

Article 7 – Notices

7.1	All notices and other communications required or authorized hereunder shall be in writing and validly made if either delivered via courier or sent by registered letter (return receipt requested), e-mail or fax (provided that it be confirmed by same day registered letter, return receipt requested or courier on an expedited basis for notices sent across international boundaries, in case of an e-mail or fax) to the registered office or residence of the Party concerned as specified in the above recitals.

Any change in address or representative for purposes hereof shall be notified by the Party concerned to the other Party as provided above.

7.2	Notices and other communications delivered via courier shall be effective as of their date of delivery, as evidenced by the delivery receipt, or as of the next business day if the date of delivery is not a business day.

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Investment Agreement - Sequans (E round 2010)

Notices and other communications sent by registered mail, return receipt requested, shall be effective as of their date of first presentation to the addressee.

Notices and other communications sent by e-mail or fax shall be deemed effective as of the date thereof, or as of the next business day if such e-mail or fax is sent other than on a business day, provided that they be confirmed by same day registered mail, return receipt requested, or courier on an expedited basis for notices sent across international boundaries.

Article 8 – Confidentiality undertaking – Press release

8.1	The Parties expressly acknowledge that this Agreement is confidential and consequently agree not to disclose any part of it to any third party other than (i) their legal counsel and auditors and employees, (ii) the competent judicial and tax and regulatory authorities, or (iii) as far as the E Investors may be concerned, usual internal reporting and usual reporting to its limited partners, trustees, shareholders or unitholders of any such Investor.

8.2	Further, the issuance by the Company or any other Party of any press release relating to the Investment or the Capital Increase shall be subject to prior written approval of the Company, it being specified that such approval shall not be unreasonably withheld.

Article 9 – Expenses and fees

9.1	Each Party shall bear its own expenses and fees of any nature relating to the preparation and execution of the Agreement and its consequences, except as provided in Article 5.

9.2	Notwithstanding the foregoing and if the Investment is completed, as well as if the Investment is not completed due to the Company’s unilateral decision to end the Investment process, the fees and expenses of the New Financial Investor’s external advisors (including Adexpa fees mentioned under Article 4.1.17 above) incurred in connection with the Investment will be paid by the Company up to a maximum amount of EUR 25,000 without VAT, being however specified that such fees and expenses shall be kept as low as possible in the interest of the Company.

Article 10 – Miscellaneous

10.1	The preamble and the Exhibits attached hereto form an integral part of this Agreement.

10.2	The First Investment Agreement remains fully in force and is not amended by this Agreement.

10.3	Should any of the provisions of this Agreement be held null and void or unenforceable for any reason whatsoever, the Parties undertake to consult each other to remedy the causes of such nullity, so that the Agreement remain in force without any discontinuity to the fullest possible extent.

10.4	The Parties undertake to communicate, sign and deliver any information or document, as well as to take any action or decision reasonably required to effect or implement this Agreement.

More generally, the Parties undertake, each as relates to it and subject to Article 3.2 of this Agreement, to carry out all actions or tasks necessary for the completion of the Capital Increase and the related issuance of the Series E Preferred Shares, in particular, in the event of completion difficulties, coming together in good faith and using their reasonable best efforts

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Investment Agreement - Sequans (E round 2010)

(“obligation de moyen”) to attempt to implement a reasonable alternative solution proposed by the Company and/or by the E Investors and having results equivalent to those provided for in this Agreement.

10.5	For the avoidance of doubt, the Company shall not directly or indirectly enter into any agreement, either binding or preliminary only, and/or continue or initiate discussions with respect to the issue or proposed issue of any securities of, or with rights over, the share capital and/or the assets of the Company, until the Closing Date or the date on which the Agreement is terminated in accordance with its terms.

10.6	Each Party represents and warrants to the other Parties:

(i)	for the Parties who are legal entities and investment funds, that:

•

it is legally incorporated or formed and in good standing under French law or the laws of the jurisdiction where it is established and that its legal representative has full powers and authority to sign and implement the Agreement;

•	the execution and implementation of the Agreement have been validly authorized by such Party’s competent bodies;

(ii)	for all the Parties, that:

•

the signature and execution of the Agreement as well as the completion of the transactions which are referred to therein entail no, nor will they entail any, breach or termination of any agreement or deed to which it is a party and that neither the signature or execution of the Agreement, nor the completion of the transactions which are referred to therein conflict or will conflict with any provision of said agreements or deeds;

•	the obligations resulting for it from the Agreement are legally valid and binding on it pursuant to their terms; and

•

it had the opportunity to seek and sought the advisors of its choice with a view to entering into the Agreement and the completion of the transactions referred to therein and that it relied for these purposes on their advice and counsel.

(iii)	each of the E Investors further confirms that they have undertaken appropriate money laundering checks and have verified the identity of each of their limited partners/investors, as the case may be, in accordance with applicable anti-money laundering procedures.

10.7	Existing E Investors are acting severally but not jointly (conjointement et non solidairement) for the purpose of this Agreement,

10.8	No delay or omission in exercising any right or power under this agreement will constitute a waiver of any right or power. A Party that waives a right in relation to one other Party, or takes or fails to take any action against a Party, does not affect its rights against any other Party.

Article 11 – Duration, Applicable law and Jurisdiction

11.1	The obligations provided for in this Agreement are entered into for a period which shall end at the earlier of the following date: (i) the date on which all the operations contemplated in this Agreement are completed in accordance with the terms of the Agreement. or (ii) 5 years as from its execution, except as otherwise provided for in this Agreement

11.2	The Agreement shall be governed as to its validity, interpretation and performance by the laws of the Republic of France.

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Investment Agreement - Sequans (E round 2010)

11.3	Any dispute arising in connection with the Agreement and its Exhibits or as a result or consequence thereof not otherwise settled shall be submitted to the exclusive jurisdiction of the tribunals submitted to the jurisdiction of the Court of Appeal of Paris (Cour d’Appel de Paris).

11.4	The general partner of the Investors, or their management company or as case may be another person(s) nominated by the Investors will be authorised from time to time to act on behalf of the Investors for the purposes of this Agreement and shall be entitled to enforce all of the rights and benefits under this Agreement at all times as if party to this Agreement.

Executed in Paris, on July 1st, 2010,

in seven (7) original copies,

one (1) copy being signed and initialed on each page for the Company, and twenty-seven (6) copies being signed and bound by use of the “assembl’act’ device (one for each other Parties) Any party represented by virtue of a power of attorney shall provide the Company with an original copy of such power of attorney, a copy of all powers of attorney being attached under Exhibit 0 hereto.

/s/ ILLEGIBLE	/s/ ILLEGIBLE
By: FCPI SOGE INNOVATION 7	By: FCPI GEN-I 2
Represented by: Pierre Gillet	Represented by: Pierre Gillet

/s/ ILLEGIBLE	/s/ ILLEGIBLE
By: FCPI GEN-I	By: FCPI SOGE INNOVATION EVOLUTION 3
Represented by: Pierre Gillet	Represented by: Pierre Gillet

/s/ ILLEGIBLE	/s/ ILLEGIBLE
By: Fonds de Co-Investissement Direct (FCID)	By: FCPR SERENA I
acting by its manager CDC Entreprises	Represented by : Xavier Lorphelin
Represented by: Nadia Sarri

/s/ ILLEGIBLE
By: SEQUANS COMMUNICATIONS
Represented by: Georges Karam

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